UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)    October 13, 2009

Winnebago Industries, Inc.

(Exact Name of Registrant as Specified in its Charter)

Iowa	001-06403	42-0802678
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

P.O. Box 152, Forest City, Iowa		50436
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code    641-585-3535

___________________________________________________________________

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

On October 13, 2009, Winnebago Industries, Inc. (the “Company”) terminated its Credit and Security Agreement with Wells Fargo Bank, National Association (hereinafter, the “Wells Fargo Credit Agreement”). The Wells Fargo Credit Agreement provided for a $25.0 million maximum revolving credit facility, based on the Company’s accounts receivable and inventory, with a stated maturity date of September 17, 2010. The Wells Fargo Credit Agreement was terminated in order to enter into a new credit facility, as described below. As a result of the termination, as required pursuant to the Wells Fargo Credit Agreement, a termination fee of 1.5% of the facility, or $375,000, was paid to Wells Fargo Bank, National Association on October 13, 2009. No borrowings were made under the Wells Fargo Credit Agreement.

Item 1.01	Entry into a Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Concurrent with the termination of the Wells Fargo Credit Agreement, on October 13, 2009, the Company entered into a Loan and Security Agreement with Burdale Capital Finance, Inc., as Agent, (hereinafter, the “Burdale Loan Agreement”). The Burdale Loan Agreement provides for an initial $20.0 million revolving credit facility, based on the Company’s eligible accounts receivable and eligible inventory, expiring on October 13, 2012, unless terminated earlier in accordance with its terms. The Burdale Loan Agreement contains no financial covenant restrictions for borrowings up to $12.5 million; provided that borrowings cannot exceed the Asset Coverage Amount divided by 2.25. The Burdale Loan Agreement also includes an option to increase the size of the facility up to $50.0 million, based on the Borrowing Base, EBITDA, and Liquidity.

No borrowings have been made under the Burdale Loan Agreement as of the date of this filing. The Company intends to use any loan proceeds from the Burdale Loan Agreement for working capital and for other general corporate purposes, if needed.

Interest on loans under the Burdale Loan Agreement will be calculated at a rate equal to either LIBOR or the Base Rate (“BR”), plus, in each case, an Applicable Margin subject to adjustment based on the Company’s trailing twelve month EBITDA and Fixed Charge Coverage Ratio. The Applicable Margin will begin at 4.00% in the case of LIBOR advances and 3.00% in the case of BR advances. Interest on advances is payable in arrears on the first day of each month with respect to BR advances and, with respect to LIBOR advances, in arrears at the earlier of each date that is three months following date of the commencement of such interest period and at the end of such interest period. Principal, together with accrued and unpaid interest, is due at maturity. The unused line fee associated with this facility is 1.25% per annum; such fee shall be payable in arrears on the first day of each month, commencing November 1, 2009. Additionally, under certain circumstances, the Company will be required to pay an early termination fee ranging from 1% to 3% of the maximum credit available under the Burdale Loan Agreement if the Company terminates the Burdale Loan Agreement prior to October 13, 2012.

The Company’s obligations under the Burdale Loan Agreement are to be secured by a security interest in the Collateral, which includes, but is not limited to, all accounts and other receivables, chattel paper, documents, deposit accounts, instruments, equipment, inventory, investment property, leasehold interests, cash and cash equivalents, letter-of-credit rights, most real property and fixtures and certain other business assets of the Company. The Burdale Loan Agreement contains typical affirmative representations and covenants for a credit agreement of its size and nature. The Burdale Loan Agreement may require the Company to comply with certain financial covenants, including minimum Liquidity, minimum EBITDA and limitations on capital expenditures and on borrowings. Additionally, the Burdale Loan Agreement contains negative covenants limiting the ability of the Company, among other things, to incur debt, grant liens, make acquisitions, make certain investments, pay certain dividends and distributions (including stock repurchases), make certain restricted payments, engage in mergers, consolidations or acquisitions and sell certain assets. Except for limited redemptions of Winnebago Industries’ common stock from employees, the Burdale Loan Agreement prohibits the Company from making any cash dividends, distributions or payments with respect to or purchases of Winnebago Industries’ common stock without the consent of Burdale Capital Finance, Inc., as agent and the lenders thereunder, in their sole discretion. The events of default under the Burdale Loan Agreement include, among other events, payment defaults, cross defaults with certain other indebtedness, breaches of covenants, a Change of Control, a Change in Management, the failure of a Lien to have a valid and perfected first priority interest and insolvency events.

The Company will file the Burdale Loan Agreement as an exhibit to its Annual Report on Form 10-K for the year ended August 29, 2009. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Burdale Loan Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 15, 2009	WINNEBAGO INDUSTRIES, INC.

	By:	/s/ Robert J. Olson
		Name:	Robert J. Olson
		Title:	Chairman of the Board, Chief Executive Officer and President